UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 10, 2007

Intelli-Check, Inc.
(Exact name of registrant as specified in charter)
Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
246 Crossways Park West, Woodbury, NY		11797
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 516-992-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
On May 10, 2007 Intelli-Check, Inc. (the “Company”) issued a press release containing certain financial results for its first quarter of 2007. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.
The information in this Report, including the exhibit, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. It shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit	Description
99.1	Press Release dated May 10, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLI-CHECK, INC.

By:	/s/ Peter J. Mundy

Name: Peter J. Mundy Title: Vice President Finance & CFO

Dated: May 10, 2007

Exhibit Index

Exhibit	Description
99.1	Press Release dated May 10, 2007

FOR IMMEDIATE RELEASE

CONTACTS:

Stephen D. Axelrod, CFA
Frank Mandelbaum, CEO	Alisa D. Steinberg (Media)
Intelli-Check, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (516) 992-1900	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

INTELLI-CHECK ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

- Revenues Increased 28% to $685,000, Loss Continues to Decline -

- Current Backlog Exceeds $1 Million -

Woodbury, NY - May 10, 2007 -- Intelli-Check, Inc. (AMEX: IDN) today announced financial results for the first quarter ended March 31, 2007.

Revenues increased approximately 28% to $685,119 for the first quarter ended March 31, 2007, from the $535,847 reported for the same period in 2006. Sales bookings, which represent shipments of products and contracted services (including revenues that are deferred in accordance with generally accepted accounting principles) decreased by 20.6% to $584,702 in the 2007 period, from $736,431 in the first quarter of 2006. Revenues increased as a result of Intelli-Check's continuing success in penetrating certain key target markets in the commercial and government sectors, The net loss decreased significantly to $622,433, or ($0.05) per share, in the period ended March 31, 2006, from $945,042, or ($0.08) per share, in the prior year. Basic and diluted weighted average shares outstanding used in computing per-share amounts were 12,238,167 in the quarter ended March 31, 2007 and 12,088,484 in the prior year period.

At March 31, 2007, the Company's balance sheet included $3,659,705 in cash, cash equivalents and marketable securities and short term investments and Intelli-Check's backlog, which consists of non-cancelable sales orders of products and services not yet shipped or performed, increased approximately 79% to $1,099,000 from $614,000 in the prior year period.

"We were disappointed that we did not reach our goal for sales bookings in this period, as several of the orders that we had expected to receive have been delayed. However, we remain optimistic that sales and revenues will continue to increase, since our pipeline of opportunities in both the commercial and government sectors is substantial and expanding,” stated Mr. Frank Mandelbaum, Intelli-Check's Chairman and CEO. “We believe that some of these larger opportunities will convert to sales over the remainder of the year as a result of the recent introduction of several new products that have rapidly gained market acceptance. Our recently announced partnerships that have added a new dimension to our document verification capability, together with the successful outcome of tests in both the government and commercial sectors, adds to our optimism. We were gratified that our technology and that of a partner have been chosen in a recent government contract awarded to EDS for the identity proofing component needed to comply with the requirements of HSPD 12/FIPS 201. We believe that this award may set an example for future identity management requirements in this sector.”

“The recent addition of Richard Outland, formerly Assistant Branch Chief of the U.S. Secret Service Forensic Laboratory and an acknowledged expert in document security and forensic review, to the Intelli-Check family will enhance our stature as the leader in electronic verification of breeder documents such as driver licenses. His broad range of contacts at all levels of local, state and federal government should prove to be of enormous value to Intelli-Check as we seek to expand our relationships with our partners, key integrators in the government sector and government decision makers.”

- More -

“For the near term, we expect continued growth from the retail and financial sectors, since we believe that several of our pipeline opportunities will lead to orders, because of the dual benefits that our technology affords a user that of reducing fraud and its proven productivity enhancement.”

In conclusion, Mr. Mandelbaum stated, “At our projected burn rate, our cash resource of nearly $3.7 million is more than adequate to support our projected needs over the next 12 months. Our experienced management team enables Intelli-Check to gain access to government, financial and retail sector decision makers and our ability to deliver electronic verification solutions is widely acknowledged, which is part of the reason that we believe that 2007 will prove to be the breakout year for Intelli-Check and that our goal of attaining $8 million in booked orders for 2007 remains attainable.”

In an unrelated matter, at its regularly scheduled board meeting held on May 10, 2007, the board voted to extend to June 30, 2008 all unexercised rights under its rights offering, previously due to expire on June 30, 2007.  Each non-transferable right entitles the stockholder to purchase one share of common stock at an exercise price of $8.50. Under terms of the original offering, the Company declared a dividend distribution of one non-transferable right to purchase one share of its common stock for every 10 outstanding shares of common stock held of record as of March 30, 2001, and continuously held until exercised, at an exercise price of $8.50. The Company has the right to redeem the outstanding rights upon 30-days' notice at a redemption price of $0.01 per right, if the last sale price for its common stock exceeds $10.50 for 20 consecutive trading days, or upon change of control. Currently, the conditions for redemption have not been met.

The Company will host a conference call for shareholders and members of the investment community to discuss its financial results and corporate initiatives on Friday, May 11th at 9:00 am (EDT). Interested parties may participate in the call by dialing (800) 274-0873 approximately 10 minutes before the call is scheduled to begin. International callers should dial (719) 457-2684. For anyone who is unable to participate in the live conference, access to a recording will be available for 48 hours after the call. The rebroadcast can be accessed domestically by dialing (888) 203-1112. For international callers, the dial-in is (719) 457-0820. The passcode is 3422168.

Intelli-Check, Inc.

Statements of Operations
(Unaudited)

	Three Months Ended
	3/31/07	3/31/06

REVENUES	$685,119	$535,847

Gross profit	447,816	354,997

Loss from operations	(677,675)	(1,001,315)

Net loss	(622,433)	(945,042)

Net loss per common share - Basic and diluted	$(0.05)	$(0.08)

Weighted average common shares used in computing per share amounts - Basic and diluted	12,238,167	12,088,484

- More -

____________________________________

About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that helps assure the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. For more information, please visit www.intellicheck.com.

Non-GAAP Financial Measures

This release contains disclosure of the Company's "sales bookings" and “backlog” for certain periods, which may be deemed to be non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Management of the Company believes that discussion of the Company's sales bookings and backlog provides investors with additional information regarding revenues it has received in respect of products and services that have been shipped to a customer, but which are required to be deferred for a period of less than one year under applicable principles of GAAP. The disclosure of sales bookings and backlog may not be comparable to similarly titled measures reported by other companies. Sales bookings and backlog, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined in accordance with GAAP.

Intelli-Check Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security or curtail the sale of age-restricted products to underage buyers will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

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